Exhibit (10)(j)



                      STRATEGIC ALLIANCE PARTNER AGREEMENT

This agreement (the "Agreement") Is made and entered into this 14th day of March 2000 by and between Startech Environmental Corp., with an Office at 15 Old Danbury Road, Suite 203, Wilton, CT 06897-2525 (Startech) and Skidmore, Owings & Merrill LLP with an office at 14 Wall Street, New York, NY 10005 (the "Strategic Alliance Partner) (individually a "Party" or collectively the "Parts'").

                                    RECITALS

1. Startech will have, from time to time, (Projects) in various stages of maturity ranging from Initial Proposal to Final Contract to Turnkey, whose principal purpose is to process hazardous and municipal wastes in Startech Plasma Waste Converter Resource Recovery Centers (Facilities). The Projects may also include Facility Operation. Current projected Projects are for Facilities ranging in size from 200 tons per day to 1000 tons per day of wastes to be processed. Startech desires to acquire the Architectural and Engineering services of a firm that has engineering design, project management, and HVAC design capabilities through the use of a Strategic Alliance Partner Agreement

2. The Strategic Alliance Partner represents that it has engineering design, project management, and HVAC design capabilities required to perform the services needed by Startech.

3. The Parties desire to form a long-term alliance to service the projected Projects.

NOW, THEREFORE, In consideration of the mutual agreements and subject to the conditions hereinafter set forth, the Parties hereto agree as follows:

                                    COVENANTS

ARTICLE 1

1.1 Upon execution of this Agreement Startech shall train the Strategic Alliance Partner with respect to the procedures of the Projects. Startech shall conduct the training at the Strategic Alliance Partner's offices if and when necessary. The Strategic Alliance Partner shall not charge expenses or fees for the time its personnel attend the training sessions nor the cost of a conference room.

ARTICLE 2         OBLIGATIONS/ COMPENSATION

2.1 The Strategic Alliance Partner shall provide the following design. Engineering and project management and HVAC design consulting services for the fees specified on Exhibit "A" attached hereto and made a part hereof by this reference:

     o    Services Fee (Exhibit "A", _ pages)
          (Services Fee may be negotiated on a per task or project basis)

ARTICLE 3         TERM

3.1 This Agreement shall be effective from the date first written above and continue if force for a term of thirty-six (36) months therefrom (the "Term:).

3.2 The Parties may renew this Agreement for another thirty-six (36) months upon sixty (60) days prior written notice before the expiration of Term.

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ARTICLE 4         TERMINATION

4.1 This Agreement shall remain in force and effect until terminated according to Article 3 above, or until terminated by no less than 120 days prior written agreement of the Parties, which ever occurs first. Upon termination, the payments owing for service fees in Article 2 above shall be paid to the Strategic Alliance Partner by Startech according to any PROJECT scheduled payments then applicable.

4.2 In the event the Strategic Alliance defaults for thirty (30) days after written notice from Startech in its performance of services required of it in Article 2 above, and the default is not cured within sixty (60) days of the notice or default, Startech shall solicit completion of such performance from an outside source and give immediate written notice to the Strategic Alliance Partner of such action. If the unpaid balance of the Services Fees under Article 2 paragraph 2.1 exceeds the cost of completing such performance made necessary by the default, then the Strategic Alliance Partner shall pay the balance to Startech. This obligation of payment shall survive the termination of this Agreement.

4.3 This Agreement shall terminate upon written notice by either Party within ninety (90) days of the date on which:

     4.3.1 voluntary proceedings in bankruptcy or under any insolvency law or law for the relief of debtors are instituted by the other Party;
     4.3.2 the other Party makes an assignment for the benefit of creditors;
     4.3.3 the other Party flies a petition for dissolution or corporate reorganization; 4.3.4 an involuntary petition under any bankruptcy or Insolvency law is filed against the other Party unless such petition is dismissed or set aside within sixty (60) days from the date of its filing;
     4.3.5 a receiver or trustee is appointed for the other Party unless such appointment is dismissed or set aside within sixty (60) days from the date of such appointment; or
     4.3.6 In the event the other Party materially breaches this Agreement without cure of such breach within thirty (30) days prior written notice thereof.

ARTICLE 5         INSURANCE

5.1 Both Parties shall purchase insurance from and maintain in a company or companies lawfully authorized to do business in the jurisdictions in which the PROJECT is located that will protect itself from claims set forth below which may arise out of or result from the Party's respective services, products, resources, and/or designs provided and produced under this Agreement and for which the Party may be legally liable, whether such services be by the Party, or a consultant or subcontractor to the Party or by anyone directly or indirectly employed by the Party, or by anyone for whose acts the Party may be liable:

     5.1.1 claims under workman's compensation, disability benefit and other similar employee benefit acts, which are applicable to the services to be performed or products to be delivered;

     5.1.2 claims for damages because of bodily injury, occupational sickness or disease, or death of the Party's employees;

     5.1.3 claims for damages because of bodily injury, sickness or disease or death of any person other than the Strategic Alliance Partner's employees;

     5.1.4 claims for damages insured by usual personal injury liability coverage which are sustained by a person as a result of an offense directly or indirectly related to the employment of such person by either Party, or by another person;

     5.1.5 claims for damages because of injury to or destruction of tangible property, including loss of use resulting therefrom;

     5.1.6 claims for damages because of bodily injury, death or a person or property damage arising out of ownership, maintenance or use of a motor vehicle;

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     5.1.7  claims for damages valuable papers, such as the PROJECT Agreement, design, engineering, specifications, construction documents marketing and business documents, financial aid and tax data, and all other valuable papers, including electronic data transfers, needed to fulfill obligations hereunder;

     5.1.8 claims for damages arising out of the Party's negligent acts, errors or omissions in the performance of services, or in the design of specific products delivered hereunder;

     5.1.9 claims for loss of the products delivered and used in the execution of the projects hereunder;

     5.1.10 claims for non-performance for maintenance and group relamping and retrofit services delivered hereunder requiring a performance bond.

5.2 The insurance required hereunder shall be written for not less than the limits of liability required by law or as agreed to in writing by both Parties, which ever is greater. Such insurance coverage, with exception of paragraph 6.8.1 herein, whether written on an occurrence or claims-made basis, shall be maintained without interruption from the date hereof or for any services performed or products delivered hereunder which ever is earlier, until services required of the Strategic Alliance Partner have been completed. Both Parties shall maintain the coverage required in paragraph 5.1.8 for three years following the date of the execution of the last PROJECT agreement or the termination of this Agreement whichever occurs last.


5.3 Certificates of Insurance shall be filed with each Party as applicable before the commencement of the Strategic Alliance Partner's services hereunder. The certificates and the insurance policies required by this
     Article 6 shall contain provisions listing both Parties as additional named insured and stating that such insurance coverage under the policies will not be canceled or non-renewed until at least thirty days prior written notice is given to the other Party. Insurance coverage shall include waiver of subrogation. If the Strategic Alliance Partner reduces the limit of liability cartiability carried on the Insurance coverage required by paragraph 5.1.8, the Strategic Alliance Partner shall give thirty (30) days prior written notice to Startech.

     ARTICLE 6         DISPUTE RESOLUTION

6.1 Claims, disputes or other matters in question between the Parties arising out of or relating to this Agreement or a breach thereof which are not resolved by negotiation between the Parties shall be subject to and decided first by mediation and if not resolved by mediation then by arbitration in accordance with the Mediation and Arbitration Rules of the American Arbitration Association currently in effect.

6.2 A demand for mediation, and if necessary then for arbitration, shall be filed in writing by the demanding Party with the other Party hereto and to the American Arbitration Association. Such demands shall be made in writing within a reasonable time after the claim, dispute or other matter in question arises. In no event shall such demands be made after the date when the institution of legal, equitable (or arbitration if applicable) proceedings as provided herein based on such claim, dispute or other matter in question would be barred by the applicable statue of limitations.

6.3 Arbitration hereunder may be joined with an arbitration involving common issues of law or fact between the Parties and any person or company with which a Party hereto has a contractual obligation to arbitrate disputes. No other arbitration arising out of or relating to this Agreement shall include by consolidation, joinder or in any other manner an additional person or company not a party hereto other by written consent containing a specific reference to this Agreement signed by the Parties and any other person or company sought to be joined. Consent to arbitration involving an additional person or company sought to be joined. Consent to arbitration involving an additional person or company shall not constitute consent to arbitration of any claim, dispute or other matter in question not described in the written consent or with a person or company not named nor described therein. The foregoing agreement to arbitration and other agreement to arbitrate with an additional person or company consented to by the Parties shall be specifically enforceable in accord with the applicable law in any court having competent jurisdiction thereof.

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6.4  The award rendered by the arbitrators shall be final, binding, and non-appealable upon the Parties and any additional person or company consented to by the Parties. Final judgment may be entered upon the arbitration award in accordance with the applicable law in any court having competent jurisdiction thereof.

     ARTICLE 7         INDEMNIFICATION

7.1 Not withstanding any provision herein to the contrary, the financial obligation of a Party hereto for liability arising from any intentional or negligent act, error or omission or breach of this Agreement or the execution of applicable PROJECT agreements in providing services or products on the projects shall be in that proportion such Party caused such liability, as compared to the percentage caused by any other entity.

     ARTICLE 8         DOCUMENTS

8.1 Intellectual property, engineering designs, drawings, specifications, literature, visual presentations and other instruments of service prepared by the Strategic Alliance Partner pursuant to this Agreement shall be copyrighted in the name of the Strategic Alliance Partner. The Strategic Alliance Partner shall have the rights and be entitled to prepare documents for other projects based on documents prepared under this Agreement. The Strategic Alliance Partner shall not assign nor transfer any copyright interest, permit reproduction of this Agreement, or condone infringement of the copyright by others. The Strategic Alliance Partner shall grant a royalty fee license to Startech to use Instruments of Service prepared by the Strategic Alliance Partner solely for a PROJECT.

8.2         "Copyright by Skidmore, Owings & Merrill, LLP, Anyone coming into possession of this copyrighted material other than by specific written agreement by Skidmore, Owings & Merrill, LLP, is hereby warned that use of such material in any way without the written consent of Skidmore. Owings & Merrill, LLP is a violation of United States copyright law, and the user may be liable to Skidmore, Owings & Merrill LLP for damage or other remedies."

8.2 If instruments of Service such as intellectual property, including engineering designs, drawings, specifications, literature, and visual presentations are prepared specifically for this Agreement by consultants to the Strategic Alliance Partner such documents shall be copyrighted to the Strategic Alliance Partner as "works made for hire" under the conditions of this Agreement. All agreements with consultants to the Strategic Alliance Partner shall include such a provision.

     ARTICLE 9         CONFIDENTIAL INFORMATION/ NON-COMPETITION

9.1 Each Party hereto may disclose to the other Party Confidential Information during the Term of this Agreement. The term Confidential Information shall mean without limitation, any PROJECT documents, disclosure of discoveries, ideas, concepts, designs, drawings, procedures, trade secrets, know-how, processes, sources of services/ supplies, techniques, models, data programs, material requirement, business plans, marketing plans, customers and prices/ future plans. Confidential information, which is disclosed orally, shall be followed by a written statement that the oral disclosure is confidential. Confidential information disclosed in writing shall be marked "Confidential" and contain the owner's name with the stamping.

     The Party receiving the Confidential Information agrees that it will treat such Confidential Information in the same manner as it treats its own confidential information for assuring against its disclosure unless and until it fails within one of the exceptions listed below. The receiving Party further agrees not to distribute, disclose or disseminate the Confidential Information to anyone except its employees or consultants who have a need to know.

      The obligations imposed for confidentiality herein shall not apply to Confidential Information:

9.1.1 which becomes available to the public through no wrongful act of the receiving entity; or
9.1.2 which is published prior to the date hereof; or
9.1.3 which is received from a third party without restriction and without breach of this Agreement; or
9.1.4 which is independently developed by the receiving Party; or
9.1.5 which is required for the Parties to complete their services, or
9.1.6 which is disclosed by operation of law; or
9.1.7 three years from the date first written above or at the termination of this Agreement, whichever occurs last.

ARTICLE 10             MISCELLANEOUS

10.1 Written notice required to be given herein between the Parties shall be deemed received if sent by pre-paid certified mail at the address first written above for each of the Parties. Any of the Parties may change its address for receiving written notice in accordance with this procedure for giving written notice herein.

10.2 Neither of the Parties hereto shall assign this Agreement without the written consent of the other which consent will not be unreasonably withheld. A change in the Strategic Alliance Partner's membership of one or more partners shall not constitute an assignment.

10.3 This Agreement shall be interpreted, construed and governed by the laws of the State of xxxx for contracts to be made therein.

10.4 The Parties hereto bind themselves, their parent company, successors, assigns and legal representatives with respect to all Covenants of this Agreement.

10.5 This Agreement and the documents referenced herein represent the entire integrated Agreement between the Parties. This Agreement may be amended only by a written instrument signed by each of the Parties hereto.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.


STARTECH ENVIRONMENTAL CORP.           SKIDMORE, OWINGS & MERRILL LLP

BY:.........................           BY:............................
 NAME/TITLE                            NAME/TITLE


BY:.........................           BY:............................
 NAME/TITLE                            NAME/TITLE